Exhibit 24.1

The AES Corporation (the “Company”)

Power of Attorney

The undersigned hereby constitute and appoint Victoria D. Harker and Brian A. Miller and each of them severally, the attorneys-in-fact of the undersigned with full power of substitution for such person and in such person’s name, place and stead, in any and all capacities to sign for and in the name of the undersigned the Company’s Registration Statement on Form S-8 related to the registration of 6,000,000 shares of the Company’s commons stock pursuant to the Employees’ Thrift Plan of Indianapolis Power & Light Company and any and all amendments (including post-effective amendments) and supplements thereto and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, may lawfully do or cause to be done by virtue thereof.  This Power of Attorney may be executed in one or more counterparts, each of which together shall constitute one and the same instrument.

Name	Title	Date
/s/ Paul T. Hanrahan	President, Chief Executive Officer	December 12, 2008
Paul T. Hanrahan	(Principal Executive Officer) and Director

/s/ Kristina M. Johnson	Director	December 12, 2008
Kristina M. Johnson

/s/ John A. Koskinen	Director	December 13, 2008
John A. Koskinen

/s/ Philip Lader	Director	December 16, 2008
Philip Lader

/s/ Sandra O. Moose	Director	December 12, 2008
Sandra O. Moose

/s/ John B. Morse, Jr.	Director	December 12, 2008
John B. Morse, Jr.

	Lead Independent Director and Chairman of the	December , 2008
Philip A. Odeen	Board

/s/ Charles O. Rossotti	Director	December 12, 2008
Charles O. Rossotti

/s/ Sven Sandstrom	Director	December 12, 2008
Sven Sandstrom